Exhibit 5.1

J o h n D. T h o m a s, P. C.

11650 South State Street

Suite 240

Draper, Utah 84 020

(801) 816-2511

Fax: (801) 816-2599

jthomas@acadiagrp.com

January 28, 2016

The Board of Directors

Music of Your Life, Inc.

3225 McLeod Drive
Suite 100
Las Vegas, Nevada 89121

(800) 351-3021

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-1: Securities Act File No. 333-208888

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Music of Your Life, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of 16,500,000 shares of common stock of the Company issuable to Kodiak Capital Group LLC, as the selling stockholder, pursuant to an Equity Purchase Agreement (the “Agreement”), as more fully described in the Registration Statement Securities Act File No. 333-208888. It is our opinion that the Shares of common stock have been, or in the case of the Agreement, will be, issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the Florida Business Corporation Act and other relevant statutory provisions, all applicable provisions of the Florida Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Music of Your Life, Inc. in the registration statement included therein.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas_________

John D. Thomas, Esq.

President